Exhibit 2.3

FOURTH AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT

This Fourth Amendment to Stock and Asset Purchase Agreement (this “Amendment”) is entered into as of June 26, 2023 by and between HostPapa, Inc., an Ontario corporation (“Buyer”), and Deluxe Small Business Sales, Inc., a Minnesota corporation (“Seller”).

WITNESSETH

WHEREAS, Buyer and Seller have entered into that certain Stock and Asset Purchase Agreement, dated as of January 31, 2023, as amended by (i) that certain First Amendment to Stock and Asset Purchase Agreement, dated as of March 6, 2023, (ii) that certain Second Amendment to Stock and Asset Purchase Agreement, dated as of May 31, 2023, and (iii) that certain Third Amendment to Stock and Asset Purchase Agreement, dated as of June 15, 2023 (the “Purchase Agreement”).

WHEREAS, Buyer and Seller desire to amend the Purchase Agreement in accordance with Section 9.9 thereof.
NOW, THEREFORE, Buyer and Seller hereby agree as follows:
1.Section 2.2(b)(iii) of the Purchase Agreement is hereby deleted in its entirety, and the “; and” at the end of Section 2.2(b)(ii) of the Purchase Agreement are hereby replaced with “.”

2.Section 2.5(g) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“ (g)    If the Closing Purchase Price exceeds the Adjusted Closing Purchase Price as finally determined pursuant to Section 2.5(f) (such excess, the “Excess Amount”), and (i) the Deferred Payment Amount has not been paid at the time of the final determination of the Adjusted Closing Purchase Price pursuant to Section 2.5(f), then the Deferred Payment Amount shall be reduced by the Excess Amount and, to the extent the Deferred Payment Amount is insufficient to satisfy the Excess Amount, Seller shall pay or cause to be paid an amount in cash equal to the remainder to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller, (ii) the final determination of the Adjusted Closing Purchase Price occurs after the payment of the Deferred Payment Amount, then Seller shall pay or cause to be paid an amount in cash equal to the Excess Amount to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer to Seller. If the Adjusted Closing Purchase Price as finally determined pursuant to Section 2.5(f) exceeds the Closing Purchase Price, then Buyer shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer. Any payment required to be made pursuant to this Section 2.5(g) shall be made within five (5) Business Days of the date on which the Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness, and the Pre-Closing Reseller Conversion Amount are finally determined pursuant to this Section 2.5.”

3.All references to “Second Deferred Payment Amount” in the Purchase Agreement shall be deemed to be deleted in their entirety, and all references to “First Deferred Payment Amount” in the Purchase Agreement shall be deemed to be replaced by “Deferred Payment Amount”.

4.This Amendment shall be effective as of the date first written above following the execution of this Amendment by Buyer and Seller.

5.The provisions of Article IX of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

6.Except as specifically amended herein, all of the terms and conditions set forth in the Purchase Agreement shall remain in full force and effect in all respects.

[Signature Pages Follow ]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

BUYER:

HOSTPAPA, INC.

By: /s/ Jamie Opalchuk
Name: Jamie Opalchuk
Title: President & CEO
[Signature Page to Fourth Amendment to Stock and Asset Purchase Agreement]

SELLER:

DELUXE SMALL BUSINESS SALES, INC.

By: /s/ Jeffrey L. Cotter
Name: Jeffrey L. Cotter
Title: Secretary

[Signature Page to Fourth Amendment to Stock and Asset Purchase Agreement]